UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 9, 2015

AKOUSTIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-193467	33-1229046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Transportnaya Street, 58-7 Nizhneudinsk, Russia	665106
(Address of principal executive offices)	(Zip Code)

(702) 605-4427

(Registrant’s telephone number, including area code)

DANLAX, CORP.

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 9, 2015, our Board of Directors authorized, and the holders of approximately 76.6% of the voting power of outstanding shares of our common stock, par value $0.001 per share (“Common Stock’), approved by written consent, in accordance with Nevada law, the execution and filing of Amended and Restated Articles of Incorporation (the “Restated Articles”) with the Nevada Secretary of State which, among other things, (i) changed our name from “Danlax, Corp.” to “Akoustis Technologies, Inc.” (the “Name Change”), and (ii) increased the number of authorized shares of capital stock from 75,000,000 shares of Common Stock to 310,000,000 shares, consisting of (a) 300,000,000 shares of Common Stock and (b) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Share Increase”).

We are currently engaged in discussions with Akoustis, Inc., a Delaware corporation (“Akoustis”), regarding a possible business combination involving the two companies. Akoustis is developing advanced, high efficiency bulk acoustic wave filters for use in mobile wireless devices and the “internet of things.” Akoustis’ Bulk ONE® acoustic wave resonator technology utilizes single crystal piezoelectric materials and enables up to a 40% RF power savings, driving longer battery life and reduced heating. At this stage, no definitive terms have been agreed to, and neither party is currently bound to proceed with any transaction. With the permission of Akoustis, we are changing our name to “Akoustis Technologies, Inc.” to facilitate these discussions. If the parties determine not to proceed with the business combination, we will change our name back to Danlax, Corp., or adopt another name.

While we do not currently have any plans for the issuance of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until and unless the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include: restricting dividends on the Common Stock; diluting the voting power of the common stock; impairing the liquidation rights of the Common Stock; or delaying or preventing a change in control of the Company without further action by the stockholders.

On April 15, 2015, we filed the Restated Articles with the Nevada Secretary of State to effectuate, among other things, the Name Change and the Share Increase.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The information in Item 5.03 above regarding the approval of the Restated Articles by written consent of our stockholders is incorporated herein by reference.

Item 8.01 Other Events.

On April 9, 2015, our Board of Directors declared a 1.094891-for-1 forward stock split of the Company’s outstanding common stock, in the form of a dividend (the “Stock Split”). In connection therewith, each holder of the Company’s Common stock as of April 20, 2015, the record date, will receive 0.094891 additional shares of our Common Stock for each one share owned, rounded up to the nearest whole share.  Additional shares issued as a result of the stock split will be distributed on the payment date, which is expected to be announced by FINRA, together with the ex-dividend date and due bill redeemable date, on or after April 20, 2015. Stockholders do not need to exchange existing stock certificates and will receive a new certificate reflecting the newly issued shares.

In connection with the Name Change and the Stock Split, we have submitted to the Financial Industry Regulatory Authority, Inc. (“FINRA”) a voluntary request for the change of our trading symbol. It is expected that the Name Change, the Stock Split, and our new trading symbol will be declared effective in the market by FINRA between April 20, 2015 and April 24, 2015. The Company will file Current Report on Form 8-K to disclose the effective date of the Name Change, Stock Split, and symbol change upon our receipt of approval from FINRA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKOUSTIS TECHNOLOGIES, INC.

Date: April 15, 2015	By:	/s/ Ivan Krikun
Name: Ivan Krikun Title: President